UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Kiewit Employees Diversified Investment Fund L.P.

Address of Principal Business Office (No. & Street, City, State, zip Code):

         Kiewit Plaza
         Omaha, Nebraska 68131

Telephone Number (including area code):
         402-342-2052

Name and address of agent for service of process:
         Tobin A. Schropp
         c/o Kiewit Employees Diversified Investment Fund L.P.
         Kiewit Plaza
         Omaha, Nebraska 68131

With copies of Notices and Communications to:
         Thomas A. DeCapo
         Skadden, Arps, Slate, Meagher & Flom LLP
         One Beacon Street, 31st Floor
         Boston, Massachusetts  02108-3194

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Omaha and the state of Nebraska on the 10th day of September, 2004.

[SEAL]

                               Kiewit Employees Diversified Investment
                               Fund L.P.
                               (Registrant)


                               By: /s/ Tobin A. Schropp
                                  --------------------------------------
                                  Name:  Tobin A. Schropp
                                  Title: Vice President of  Kiewit Investment
                                         Holdings Inc., General Partner
                                         to the Fund


Attest: /s/ Michael F. Norton
        ----------------------